Exhibit 10.5
March 14, 2008
Mr. Eric Singleton
18100 Calumet Lane
Round Hill, VA 20141
Dear Eric,
I would like to extend to you an offer for the position of Senior Vice President of Information Technology/CIO for JoS. A. Bank Clothiers, Inc.
The Senior Vice President of Information Technology/CIO position includes a yearly base salary of $225,000, which will be paid at a weekly rate of $4326.93. In addition to your base compensation you will be eligible for a $25,000 sign on bonus to be paid on 1/2/09. You will also be eligible to participate in the company’s Bonus Program at the end of the year. If the company’s financial goals and your personal goals are realized, you will be eligible for up to 50% bonus. Any bonus earned in fiscal year 2008 will be prorated based on your base earnings during fiscal year 2008.
You will be entitled to all company benefits listed on the benefit summary sheet, generally effective on the first day of the month following three months of employment. In addition to the Executive Fold-in, an eligible executive can be reimbursed for up to $2,500 [calendar year maximum] in out-of-pocket medical, prescription, dental, vision and other health care expenses as administered by Exec-U-Care. The annual limit is $2,500 per family, not per covered individual. JoS. A. Bank Clothiers will reimburse you for the cost of your insurance until you are eligible for our benefits. You will also be entitled to a lump sum of three weeks of vacation first of the month following 60 days of employment.
As is our practice, we would like you to understand that this letter in no way constitutes an employment contract, and that you are aware that your employment may be terminated by either you or the company. In addition, we reserve the right to alter our benefit plans at any time.
Please let me know if you have any questions. I look forward to speaking to you in the near future.

Sincerely,

/s/ Bob Hensley

Bob Hensley
EVP – HR, Real estate and Loss Prevention